SUB-SUBADVISORY AGREEMENT

AGREEMENT made as of the 13th day of January, 2025.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the “Subadviser”) has been retained by SunAmerica Asset Management, LLC (formerly known as SunAmerica Asset Management Corp.), a Delaware limited liability company (the “Adviser”), as a subadviser, to provide investment advisory services to the SA PIMCO RAE International Value Portfolio (formerly, SA Templeton Foreign Value Portfolio) (the “Portfolio”), a series of the SunAmerica Series Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company (the “Trust”), pursuant to an investment subadvisory agreement dated January 13, 2025, as amended from time to time (the “Investment Subadvisory Agreement”);

WHEREAS, the Portfolio seeks to achieve its investment objective in whole or in part by investing all or a portion of its assets consistent with the Portfolio’s RAE Fundamental investment strategy described in the Portfolio’s Prospectus (as defined below), which is an investment strategy related to a methodology developed by Research Affiliates, LLC, a California limited liability company (“Sub-Subadviser”);

WHEREAS, the Subadviser wishes to retain the Sub-Subadviser to assist the Subadviser in providing investment advisory services in connection with the Portfolio, including, but not limited to, the provision of a model portfolio (“Indicative Portfolio”) for the Portfolio (all such services collectively “Advisory Services”);

WHEREAS, the Sub-Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (“Advisers Act”); and

WHEREAS, the Sub-Subadviser is willing to provide such Advisory Services to the Subadviser upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Subadviser and the Sub-Subadviser as follows:

1.  The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Portfolio. The Trust engages in the business of investing and reinvesting the assets of the Portfolio in the manner and in accordance with the investment objective and restrictions applicable to the Portfolio as specified in the currently effective prospectus (the “Prospectus”) for the Trust included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Subdviser. Any amendments to those documents shall be furnished to the Sub- Subdviser promptly.

2.  The Subadviser hereby appoints the Sub-Subadviser to provide Advisory Services specified in this Agreement and the Sub-Subadviser hereby accepts such appointment and agrees to render the services herein set forth.

3.

(a)  The Sub-Subadviser shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Sub-Subadviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Sub-Subadviser of any of its obligations hereunder, nor shall the Subadviser or the Portfolio be responsible for any additional fees or expenses hereunder as a result. In all cases, the Sub-Subadviser shall remain liable as if such services were provided directly.

(b)  The Sub-Subadviser shall not retain any other person to serve as an investment adviser or sub-adviser to the Portfolio, except pursuant to a written agreement among the Subadviser, Sub-Subadviser and such other person. It is understood and contemplated that the parties may enter into one or more separate agreements with a third-party for the provision of certain portfolio implementation services that are consistent with the Advisory Services set forth in Section 4 of this Agreement. The Sub-Subadviser shall not pay any fee, based on the assets of a Portfolio, to any person providing research and/or investment advice to the Sub-Subadviser without the express written consent of the Subadviser.

(c)  The Sub-Subadviser shall not be required to pay any expenses of a Portfolio other than those specifically allocated to the Sub-Subadviser in this Agreement. In particular, but without limiting the generality of the foregoing, the Sub-Subadviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Sub-Subadviser whose services may be involved, for any of the following expenses of a Portfolio: compensation of the Trustees who are not affiliated with the Sub-Subadviser or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of a Portfolio’s independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of a Portfolio), transfer agent, registrar and dividend disbursing agent of a Portfolio; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in a Portfolio; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Sub-Subadviser will be responsible for any costs or other expenses charged to the Portfolio that are caused by the Sub-Subadviser.

4.

(a)  Subject to the supervision of the Subadviser, the Sub-Subadviser shall provide to the Portfolio Advisory Services, including investment guidance and policy direction in connection with the management of the Portfolio, oral and written research, analysis, advice, and statistical and economic data and information.

(b)  Consistent with the investment objectives, policies and restrictions applicable to the Portfolio and as stated in the Portfolio’s Registration Statement, the Sub- Subadviser shall be responsible for providing the Subadviser, or the Portfolio Implementer (as defined below) if so retained, with an Indicative Portfolio for the strategy of the Portfolio. Such Indicative Portfolio shall include, without limitation, the information described in Section 4(g) below. Additionally, the Sub-Subadviser shall provide the Subadviser, or the Portfolio Implementer if so retained, with instructions as to the frequency and timing of rebalancing a Portfolio to track the appropriate Indicative Portfolio. In the event that the Portfolio Implementer is so retained, it shall be the responsibility of the Sub-Subadviser to oversee and monitor the Portfolio Implementer with respect to the services it provides on behalf of the Portfolio.

(c)  The Portfolio will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory clients of the Sub-Subadviser. It is understood that the Sub-Subadviser will not use any inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Subadviser seek to obtain any such information.

(d)  Upon request, the Sub-Subadviser also shall provide to the Subadviser and the officers of the Trust administrative assistance in connection with the operation of the Portfolio, which shall include (i) compliance with all reasonable requests of the Subadviser for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”), state securities commissions, and other regulatory authorities, and (ii) such other services as the Subadviser and/or Sub-Subadviser shall from time to time reasonably determine to be necessary or useful to the administration of a Portfolio. With respect to the services that the Sub-Subadviser is providing to the Portfolio, the Sub-Subadviser will keep the Subadviser informed of developments materially affecting the Portfolio.

(e)  As sub-adviser to the Portfolio, the Sub-Subadviser shall provide Advisory Services for the account of the Portfolio in accordance with the Sub-Subadviser’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees.

(f)  Upon request, the Sub-Subadviser shall furnish to the Subadviser and the Trust’s Board of Trustees periodic and special reports (including any statistical information) on the investment performance of the Portfolio, and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(g)  The Sub-Subadviser will communicate to the Subadviser and the Portfolio Implementer, if applicable, an Indicative Portfolio for the Portfolio, with such frequency as deemed by the Sub-Subadviser to be necessary or appropriate and at the reasonable request of the Subadviser. The Indicative Portfolio shall include at least the following information: (i) the name of the Portfolio; (ii) the constituent securities; (iii) the identifiers for such constituent securities; (iv) the number of constituent securities comprising the Indicative Portfolio; (v) the weights to be applied to such constituent securities; and (vi) such other information as the Sub-Subadviser may reasonably believe is necessary to communicate to the Subadviser for purposes of fulfilling the Sub-Subadviser’s obligations to the Subadviser, on behalf of the Portfolio, under this Agreement.

Notwithstanding the foregoing, the Subadviser and Sub-Subadviser may enter into one or more separate agreements with a third-party (a “Portfolio Implementer”) for the provision of portfolio implementation services pursuant to which the implementation of the Indicative Portfolio with respect to the Portfolio, shall be the responsibility of the Portfolio Implementer that is party to that agreement. In the event that the Portfolio Implementer is so retained, it shall be the responsibility of the Sub-Subadviser to oversee and monitor the Portfolio Implementer and the services it provides on behalf of the Portfolio, as the Sub-Subadviser’s agent hereunder, including (i) the compliance of such services with the investment objectives, policies and restrictions applicable to such Portfolio as stated in the Portfolio’s Registration Statement, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies and other applicable laws, rules and regulations, at all times, including at the time of each investment, and (ii) the Portfolio Implementer’s satisfaction of its duties and responsibilities under an agreement for the provision of portfolio implementation services and any duties and responsibilities of the Sub-Subadviser under this Agreement that have been delegated to the Portfolio Implementer consistent with the terms of this Agreement. Payment of compensation to the Portfolio Implementer shall be the sole responsibility of the Subadviser and shall in no way be an obligation of the Sub-Subadviser or the Portfolio.

(h)  For the Portfolio, the Sub-Subadviser will promptly review all account reconciliation documents, such as: (i) reports of current security holdings in the Portfolio; (ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the Portfolio’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Portfolio, the Subadviser or any service provider thereto (such as the Portfolio’s custodian) and will report any errors or discrepancies in such reports to the Portfolio or its designee within three business days after discovery of such discrepancies.

(i)  The Sub-Subadviser will manage the Portfolio in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments. Without limiting the foregoing, the Sub-Subadviser represents and warrants that it will manage the Portfolio in compliance with (i) the applicable provisions of Subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (“Subchapter M”) (“the Code”) for the Portfolio to be treated as a “regulated investment company” under Subchapter M; (ii) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code; (iii) the provisions of the 1940 Act and rules adopted thereunder;

(iv) applicable state insurance laws solely to the extent that the Subadviser has informed the Sub- Subadviser of such requirements; (v) the objectives, policies, restrictions and limitations for the Portfolio as set forth in the Trust’s current prospectus and statement of additional information as most recently provided by the Subadviser to the Sub-Subadviser; and (vi) the policies and procedures as adopted by the Trustees of the Trust. The Sub-Subadviser shall furnish information to the Subadviser, as reasonably requested, for purposes of the Trust’s compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

(j)  On occasions when the Sub-Subadviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other of its clients, the Sub-Subadviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions, if any. The Sub-Subadviser may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Subadviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and the Portfolio and to such other customers.

(k)  The Sub-Subadviser shall not cause the Portfolio to pay a broker which provides brokerage and research services to the Sub-Subadviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Notwithstanding the above, subject to the oversight of the Sub-Subadviser, the Portfolio Implementer may cause the Portfolio to pay a broker which provides brokerage and research services to the Portfolio Implementer a commission for effecting a securities transaction in excess of the amount another broker might have charged so long as such transactions are in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Such higher commissions may not be paid unless the Portfolio Implementer determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Portfolio Implementer’s overall responsibilities to the Trust and any other of the Portfolio Implementer’s clients.

(l)  Unless otherwise instructed by the Trust’s Board of Trustees or the Subadviser, the Sub-Subadviser or its agent shall have authority and responsibility to exercise whatever powers the Trust and the Subadviser may possess with respect to any of the portfolio securities or other investments of the Portfolio, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer. The Sub-Subadviser shall not implement a securities lending program for the Portfolio. The Sub-Subadviser (or its agent) may engage in cross-trades for the Portfolio in accordance with the Trust’s Rule 17a-7 procedures. Except as limited by any separate agreement for portfolio implementation services, with respect to any domestic (U.S.) securities held by the Portfolio, the Sub-Subadviser shall be responsible for filing on a timely basis beneficial ownership reports required by the Exchange Act, as amended, and any other domestic securities regulatory filings. Except as limited by any separate agreement for portfolio implementation services, with respect to any foreign (non-U.S.) securities held by a Portfolio, the Sub-Subadviser shall also be responsible for filing on a timely basis any holdings disclosures or other reports as the Sub-Subadviser may be required by law to file with regulatory authorities in foreign jurisdictions to the extent such requirements apply to the entity with investment discretion/power and/or voting power with respect to instruments held by the Portfolio. Sub-Subadviser will not file class action claim forms on behalf of the Portfolio in any class actions involving securities or issuers of securities held in, or formerly held in, the Portfolio. Sub-Subadviser will, however, forward to Subadviser any information it receives regarding any legal matters involving any asset held in a Portfolio. The Sub-Subadviser will also provide assistance to Subadviser in providing the Subadviser with historical holdings of the Portfolio for the past seven years, if applicable.

(m)  The Sub-Subadviser may delegate certain duties and responsibilities under this Agreement to the Portfolio Implementer, in the event that the Portfolio Implementer is retained by the Subadviser and Sub-Subadviser, provided that such delegation is memorialized in any agreement for the provision of portfolio implementation services and subject to the supervision of the Sub-Subadviser.

(n)  Neither the Subadviser nor the Sub-Subadviser will vote proxies relating to the Portfolio’s securities. The Adviser may, on certain non-routine matters, consult with the Subadviser and the Sub-Subadviser before voting proxies relating to the Portfolio’s securities.

(o)  The Sub-Subadviser shall not use or otherwise disclose any non-public inside information relating to the Subadviser or the Portfolio obtained in connection with this Agreement that may be in its possession or in the possession of any of its affiliates beyond the performance of its obligations under this Agreement.

5.  The Sub-Subadviser shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Sub- Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Subadviser, or the Trust in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty by the Sub-Subadviser with respect to the receipt of compensation for services and except for a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties (“disabling conduct”) on the part of the Sub-Subadviser. In no case shall the Sub-Subadviser be liable for reasonable actions taken or reasonable non- actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Subadviser by the Subadviser. As used in this Section, the term “Sub-Subadviser,” “Sub-Adviser,” and “Trust” shall include any officers, directors/trustees, member, partners, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the respective entity.

6.

(a)  The Sub-Subadviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Sub- Subadviser in performance of its duties hereunder. The Sub-Subadviser will treat as confidential and proprietary information of the Portfolio all records and information relative to the Portfolio and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Portfolio, which approval shall not be unreasonably withheld, and the Sub-Subadviser shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Portfolio.

(b)  The Sub-Subadviser will notify the Subadviser and the Portfolio in the event that the Sub-Subadviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Subadviser from serving as a sub-adviser or otherwise performing its duties pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Subadviser further agrees to notify the Portfolio and the Subadviser immediately of any material fact known to the Sub-Subadviser relating to the Sub-Subadviser that is not contained in the Portfolio’s Registration Statement regarding the Portfolio, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

7.

(a)  For the services provided and the expenses assumed pursuant to this Agreement, the Subadviser will pay the Sub-Subadviser and the Sub-Subadviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears, based upon the average daily value (as determined on each business day at the time set forth in the Portfolio’s Prospectus for determining net asset value per share) of the net assets of the Portfolio, equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Subadviser and the Sub-Subadviser. If the fee payable to the Sub-Subadviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Portfolio’s net assets shall be computed in the manner specified in the Portfolio’s Prospectus and the Trust’s governing instruments for the computation of the value of the Portfolio’s net assets in connection with the determination of the net asset value of the Portfolio’s shares. Payment of said compensation shall be the sole responsibility of the Subadviser and shall in no way be an obligation of the Portfolio or of the Trust.

(b)  With respect to the Portfolio, the Sub-Subadviser shall not purchase, or cause any of its agents, including the Portfolio Implementer, to purchase, interests in any investment company, separate account, sub-advised account, other pooled investment vehicle or other account which is sponsored or advised, either directly or indirectly, by the Subadviser or Sub-Subadviser.

8.

(a)  This Agreement shall become effective with respect to the Portfolio as of the date hereof (and, with respect to any amendment, the date of the amendment or supplement hereto); and shall continue in effect with respect to the Portfolio for an initial period of two years from the date hereof; and shall continue thereafter only so long as the continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust’s Board of Trustees; and (ii) by the vote, cast in accordance with the provisions of the 1940 Act and the rules and any applicable SEC guidance or relief thereunder, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)  This Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio; (ii) a vote of a majority of the Trust’s entire Board of Trustees on not less than thirty (30) nor more than sixty (60) days’ written notice to the Sub- Subadviser; (iii) the Subadviser on not less than thirty (30) nor more than sixty (60) days’ written notice to the Sub-Subadviser; or (iv) the Sub-Subadviser on sixty (60) days’ written notice to the Adviser. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.

(a)  The Sub-Subadviser shall indemnify and hold harmless the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) and/or the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust), from and against any and all liabilities, losses, claims, damages, or litigation (including reasonable legal and other expenses) (collectively “Losses”), to which the Subadviser and/or the Trust may become subject under the 1940 Act, the 1933 Act, under other statutes, common law or otherwise, which arise from the Sub-Subadviser’s or Portfolio Implementer’s disabling conduct, including but not limited to Losses of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Subadviser, the Portfolio Implementer or their agents in connection with this Agreement or any applicable laws and regulations; or (ii) any actions or failure to act by the Sub-Subadviser, the Portfolio Implementer or their agents in connection with this Agreement that results in a violation of any law; provided, however, that in no case is the Sub-Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement. For purposes of this Section, the Portfolio Implementer will be considered an agent of the Sub-Subadviser pursuant to Section 4(g) of the Agreement.

(b)  Except for disabling conduct, the Subadviser shall indemnify and hold harmless the Sub-Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Subadviser) from and against any and all liabilities, losses, claims, damages, or litigation (including reasonable legal and other expenses), of any kind or nature directly or indirectly resulting solely from or solely out of:(i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Subadviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Subadviser in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Subadviser in fulfilling its obligations under this Agreement.

10.  Except to the extent necessary to perform the Sub-Subadviser’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Sub-Subadviser, or any affiliate of the Sub-Subadviser, or any employee of the Sub-Subadviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Subadviser’s ability to meet its obligations to the Portfolio hereunder.

11.  It is understood that the names “PIMCO” or any derivative thereof or logo associated therewith are the valuable property of the Subadviser and its affiliates. The Sub-Subadviser (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Subadviser. In addition, the Sub-Subadviser hereby consents to the use of its name and any logo, mark or symbol associated therewith, as well as the names of its business affiliates including, but not limited to, Messrs. Robert D. Arnott and Christopher J. Brightman in the Portfolio’s Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications, and the Investment Subadvisory Agreement.

12.  It is understood that “Research Affiliates®”, “RAE®”, “RAE® Fundamental”, “RAE® Income”, “RAFI®”, “Enhanced RAFI”, “eRAFI®”, “RALVEI”, “RAFI Low Volatility®”, “Fundamental Index®”, any associated logos and the method of formulation of the RAFI® series of indexes and the enhanced versions of the RAFI® series of indexes (each RAFI® index and enhanced version of a RAFI® index, a “RAFI® Index”) are the proprietary and valuable property of the Sub-Subadviser. While the Sub-Subadviser consents to the use of the marks and logos, rights to such intellectual property will remain with the Sub-Subadviser and nothing in this Agreement shall be construed otherwise.

13.  Any recommendations concerning the Portfolio’s investment program proposed by the Sub-Subadviser to the Portfolio and the Subadviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Subadviser on behalf of the Portfolio pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust provided to the Sub-Subadviser.

14.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Sub-Subadviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request; provided, however, that the foregoing shall not be construed to prohibit the retention by the Sub-Subadviser or its representatives of archival information including the Portfolio’s accounts data and performance record in performance composites, assets under management, and other marketing-related reporting documents. Further, compliance with Rule 31a-3 under the 1940 Act does not preclude retention by the Sub-Subadviser or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The Sub- Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Sub-Subadviser hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Sub-Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolio are being conducted in accordance with applicable law and regulations.

15.  This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

16.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

17.

(a)  The Subadviser and the Sub-Subadviser shall treat as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder or as reasonably required to execute transactions on behalf of the Portfolio, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub- Subadviser, the Subadviser or the Portfolio (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose or transmit Confidential Information with respect to the Portfolio: (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Sub-Subadviser.

(b)  Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

18.  The Sub-Subadviser confirms that it has no present intention to seek royalties or other compensation from other persons (other than the sub-advisory fees set forth in the Agreement) in connection with the Portfolio’s investments, which utilize the Portfolio’s RAE strategies. At the time of this agreement, the Sub-Subadviser has no actual knowledge of such arrangements and will, on a best efforts basis, reasonably ensure that no such payment of royalties or other compensation in such circumstances occurs. In the event, despite such best efforts, such arrangements occur, the Sub-Subadviser will use its best efforts to terminate these arrangements.

19.  The Sub-Subadviser will provide the Subadviser a true and complete copy of the Sub-Subadviser’s Form ADV Part 2, as amended, (the “Form ADV”) either prior to or at the time of execution of this Agreement, and promptly at the time any amendment thereto is filed with the SEC subsequent to the date of this Agreement. The Sub-Subadviser represents and warrants that all information contained in the Form ADV is accurate and complete in all material respects. The Sub-Subadviser will also provide the Subadviser a copy of its written code of ethics complying with the requirements of the Advisers Act (the “Code of Ethics”) and will also provide the Adviser a copy of any amendment to its Code of Ethics, together with evidence of its adoption, promptly upon its adoption.

20.  Neither party shall be liable for or to the other for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond either party’s control.

21.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22.  Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

If to Research Affiliates:

Reena Lalji

Chief Operating Officer

660 Newport Center Drive, Suite 300

Newport Beach, CA 92660

Phone: (949) 325-8804

legal@rallc.com

If to PIMCO:

Sung-Hee Suh

Managing Director, General Counsel

650 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6000

IMAnotices@pimco.com

Notice shall be deemed given upon receipt.

23.  This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous sub-advisory agreements between the parties relating to the Portfolio. There are no oral or written collateral representations, agreements or understandings except as provided herein. The parties may mutually agree to other matters regarding the Advisory Services which may be represented by other agreements between the parties.

24.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

25.  No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

(signatures follow on next page)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Robert O. Young
Name: Robert O. Young
Title: Managing Director

RESEARCH AFFILIATES, LLC

By:	/s/ Reena Lalji
Name: Reena Lalji
Title: Chief Operating Officer

EXHIBIT A

January 13, 2025

30% of the below investment subadvisory fee amount paid by the SA PIMCO RAE International Value Portfolio to the Subadviser.

Annual Fee

(As calculated pursuant to Section 7 of this Agreement)

[Omitted]

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